Exhibit 99.1

CONTACT:
Jeffrey D. Pribor
Chief Financial Officer
General Maritime Corporation
(212) 763-5600

General Maritime Announces Amendments to Credit Facilities

Minimum Cash Balance Covenant Waived Through November 10, 2011; Company Maintains Ability to Utilize Revolving Credit Facilities

Assignment of Interest in Investment Partnership

NEW YORK, October 3, 2011 – General Maritime Corporation (NYSE: GMR) announced today that it has entered into amendments (the “Credit Agreement Amendments”) to its $550 million revolving credit facility (the “2011 Credit Facility”), its $372 million term loan facility (the “2010 Credit Facility”) and its $200 million credit facility (the “Oaktree Credit Facility,” and together with the 2011 Credit Facility and the 2010 Credit Facility, the “Credit Facilities”) with affiliates of Oaktree Capital Management, L.P. (“Oaktree”).

The Credit Agreement Amendments waive the covenant regarding required minimum balance in cash, cash equivalents and revolver availability (the “Minimum Cash Balance Covenant”) under each of the Credit Facilities through November 10, 2011, unless an event of default under any such Credit Facility occurs prior to such date.

Under the terms of the amendment to the 2010 Credit Facility, the amortization payment made on September 30, 2011 (the “Amortization Payment”) will be used to pay down the revolver loans in lieu of the term loans. The amount of the Amortization Payment may be reborrowed, subject to the satisfaction of certain conditions.

The Company also announced it continues to review its financing options and is currently considering various alternatives with respect to the restructuring of its capital structure. As a result, General Maritime has commenced discussions with its lenders and other creditors concerning a potential restructuring of its indebtedness. There can be no assurance that the Company will be able to reach agreement with its lenders and other creditors on a consensual restructuring of its capital structure.

Jeffrey D. Pribor, Chief Financial Officer of General Maritime Corporation, stated, “Management continues to take proactive measures to increase the Company’s financial flexibility during a challenging market environment. We appreciate the ongoing support from our distinguished lending group and remain focused on pursuing opportunities to further strengthen our capital structure.”

As previously disclosed, in connection with the Oaktree transactions, Peter C. Georgiopoulos, the Company’s Chairman, was granted an interest in a limited partnership that holds Oaktree’s investment in the Company.  Mr. Georgiopoulos intends to assign this limited partnership interest to the Company without any consideration from the Company.  Mr. Georgiopoulos determined to take this step on his own initiative in order to eliminate any appearance that, as a result of this holding, his interests are not aligned with those of the Company and to emphasize his focus on achieving a positive result for the Company in the current environment.  The Oaktree transactions were the result of an extensive process, overseen by an independent committee of the Company's Board of Directors, and its financial and legal advisors. The assignment of the limited partnership interest remains subject to Oaktree’s consent.

Additional information on the Credit Agreement Amendments and other events is available on the Company’s Current Report on Form 8-K filed today with the Securities and Exchange Commission.

About General Maritime Corporation
General Maritime Corporation is a leading crude and products tanker company serving principally within the Atlantic basin, which includes ports in the Caribbean, South and Central America, the United States, West Africa, the Mediterranean, Europe and the North Sea. General Maritime also currently operates tankers in other regions including the Black Sea and Far East. General Maritime owns a fully double-hull fleet of 31 tankers – seven VLCC, nine Aframax, twelve Suezmax tankers, two Panamax and one product tanker – with a total carrying capacity of approximately 5.2 million dwt. The Company also has three product tankers that are chartered-in with options to purchase the vessels. The Company controls tonnage totaling 5.3 million dwt, including the owned fleet and the chartered-in fleet.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations and include factors that could cause actual results to differ materially such as: the Company’s  ability to borrow under the credit facilities; the Company’s ability to timely and effectively implement and execute its plans to restructure its capital structure; the Company’s ability to arrange and consummate financing or sale transactions or to access capital; the extent to which the Company’s operating results continue to be affected by weakness in market conditions and charter rates; whether the Company is able to generate sufficient cash flows to meet its liquidity needs, service its indebtedness and finance the ongoing obligations of its business and other factors listed from time to time in the Company's filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2010 and subsequent filings on Form 10-Q and Form 8-K.

This press release is not an offer to purchase or sell, or a solicitation of an offer to purchase or sell any securities of the Company.

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